Exhibit 6.9

FIRST ADDENDUM
TO ISSUER ACKNOWLEDGEMENT
REGULATION A OFFERING

THIS FIRST ADDENDUM TO THE ISSUER ACKNOWLEDGEMENT REGULATION A OFFERING Agreement (the "First Addendum") is made as of this 8th day of November, 2017 (the "Effective Date") by and between True Leaf Medicine International Ltd. (the "Issuer"), FinTech Clearing, LLC ("Fintech" or "Broker Dealer") and FlashFunders, Inc. ("FlashFunders"). Issuer, Broker Dealer and FlashFunders may collectively be referred to herein as the "Parties" or individually as "Party".

RECITALS

WHEREAS, the Parties entered into an Issuer Acknowledgement Regulation A Offering Agreement on October 13, 2017 for FlashFunders to provide certain services to the Issuer pursuant to the Terms of Use located at www.flashfunders.com (the "Agreement");

WHEREAS, on October 27, 2017, Fintech and Boustead Securities, LLC ("Boustead") entered into a Participating Dealer Agreement ("PDA") whereby, Fintech will act as a participating dealer in the Offering and shall receive a selling commission from Boustead of up to 5% of the purchase price of the shares sold by Fintech;

WHEREAS, the Parties wish to formally supplement the Agreement by this First Addendum to amend the Compensation; Reimbursable Expenses; Payment Terms set forth in Section 2 of the Agreement;

WHEREAS, any terms capitalized, but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.     Recitals. The foregoing recitals are true and correct in all material respects and are hereby incorporated herein as a material part of this First Addendum.

2.     Amendment to Section 2 of the Agreement. Section 2 of the Agreement is hereby revoked, repealed, and replaced in entirety with the following:

"Compensation; Reimbursable Expenses; Payment Terms.

(a)   Compensation.  Prior to the listing of an Offering on the Platform the Issuer shall pay to Broker Dealer a listing fee equal to ten thousand dollars ($10,000). In the event of a Closing, as compensation for the Service, the Issuer shall pay to Broker Dealer a technology fee equal to one quarter of one percent (0.25%) of the Gross Proceeds (such listing and technology fees together being the "Fees"). Broker Dealer will be compensated in connection with an Offering pursuant to and in accordance with that certain Selected Dealers Agreement by and between Broker Dealer and Boustead Securities, LLC, a copy of which is attached to this Issuer Acknowledgement as Exhibit A.

(b)   Reimbursable Expenses.  Broker Dealer shall be entitled to reimbursement for all reasonable and use of the Platform out-of-pocket third party expenses that it pays or incurs on behalf of the Issuer in connection with any Offering, up to $5,000 (collectively, "Reimbursable Expenses").  Reimbursable Expenses shall include, without limitation, any state filing fees, blue-sky filing fees, and payment processing fees.  Boustead shall pay Broker Dealer for Reimbursable Expenses owed under this Agreement out of Boustead’s permitted accountable expenses in connection with the Offering.

(c)    Payment Terms.  At each Closing, Broker Dealer shall deliver to the Issuer an invoice clearly stating the unpaid Fees and shall deliver to Boustead an invoice clearly stating the Reimbursable Expenses as of such Closing.  The Issuer and Boustead shall pay all such amounts within ten (10) calendar days after the date of such invoice."

3.    No Changes to Agreement Not Expressly Described. Except to the extent otherwise expressly described in this First Addendum, the Agreement, of which this Addendum shall become a part as of the date hereof, continues in full force and effect in accordance with its terms. Reference to this Addendum need not be made in the Agreement or any other instrument or document executed in connection therewith or herewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

4.     Full Force and Effect of Other Terms. The Parties hereby confirm that all other terms and conditions of the Agreement are in full force and effect and are un-amended except as expressly provided in this First Addendum.

5.     Counterparts. This First Addendum may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Addendum may be executed with electronic, facsimile, or e-mailed signatures. Such signatures shall be deemed valid for all purposes as if they were signed by hand.

6.     Governing Law. This First Addendum shall be governed  by  and  interpreted  in accordance with the laws of the State of California, without giving effect to the conflict of laws rules thereof.

7.     Electronic Signatures. The Parties agree that any form of electronic signature, including but not limited to signatures via facsimile, scanning, or electronic mail, may substitute for the original signature and shall have the same legal effect as the original signature.

SIGNATURE PAGE FOLLOWS

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this First Addendum to Agreement on this 8th day of November, 2017.

TRUE LEAF MEDICINE INTERNATIONAL LTD.

/s/ Darcy Bomford

By:

Name: Darcy Bomford

Title: CEO

FINTECH CLEARING, LLC

          /s/ Brian Park

By:

Name:              Brian Park

Title:                President

FLASHFUNDERS, INC.

         /s/ Brian Park

By:

Name:              Brian Park

Title:                President

ACKNOWLEDGED AND ACCEPTED:

BOUSTEAD SECURITIES LLC

          /s/ Keith Moore

By:
Name:              Keith Moore
Title:                President